Exhibit 5

[Letterhead of Leggett & Platt, Incorporated]

February 26, 2009

Board of Directors

Leggett & Platt, Incorporated

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), to register $20,000,000 of the Company’s deferred compensation obligations (including Stock Options, Cash Deferrals and Stock Units) (the “Obligations”) and shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) which are to be offered or sold pursuant to the Company’s Deferred Compensation Program, amended and restated (the “Program”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

On the basis of the foregoing, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Obligations and Shares have been issued in accordance with the terms of the Program, then (i) the Obligations will be legally valid and binding obligations of the Company, except as may be limited by the applicability or effect of any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding at law or in equity, and (ii) the Shares will be legally issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Obligations and Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ ERNEST C. JETT
Ernest C. Jett
Senior Vice President, General Counsel and Secretary